Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:

Brian Tanner, Hawaiian Telcom	Ron Mizutani, Hawaiian Telcom
(808) 546-3442	(808) 546-3124

For Immediate Release

Hawaiian Telcom Reports Third Quarter 2007 Results

HONOLULU (Wednesday, November 14, 2007) — Hawaiian Telcom Communications, Inc. today reported financial results for its third quarter 2007. Quarterly highlights for the Company include:

•                  The successful launch of 7Mbps and 11Mbps High-Speed Internet (“HSI”) services, which further solidifies the Company’s position as Hawaii’s fastest and most reliable network.

•                  Total HSI subscribers increased to 92,800, or 18 percent penetration of primary switched access lines. HSI penetration of residential primary access lines increased to 25 percent.

•                  Operating revenue from continuing operations was $120.4 million, which resulted in Adjusted EBITDA from continuing operations (as defined herein) of $40.2 million, up 6.7 percent versus $37.7 million in the previous year’s third quarter.

•                  Operating loss decreased 73.7 percent to $5.7 million compared to third quarter 2006 operating loss of $21.7 million.

•                  The Company’s myChoiceSM bundles continued to demonstrate solid performance with 4,200 bundles added in the quarter, increasing penetration to 6.6 percent of primary residential access lines.

“I remain encouraged by the strides we continue to make in developing the Company, and we are exploring ways to further accelerate our progress so we can drive better future results,” said Michael Ruley, Hawaiian Telcom’s chief executive officer. “We launched a number of new services in the quarter, like our new 7Mbps and 11Mbps HSI services, which helped to strengthen our competitive position allowing us to deliver better service and value to the Hawaii marketplace.”

Third Quarter 2007 Results

Revenues

Third quarter consolidated revenue from continuing operations was $120.4 million, $1.0 million below the prior quarter and 3.4 percent lower than that of the previous year’s third quarter, driven principally by the decline in switched access lines.

Local services revenue was $52.2 million, down 0.9 percent from the prior quarter and 7.7 percent from the previous year’s third quarter, primarily due to a corresponding 1.4 percent and 6.9 percent quarter-over-quarter and year-over-year decline in switched access lines.

Third quarter network access services revenue was $34.9 million, down 0.2 percent from the prior quarter and 4.6 percent from the previous year’s third quarter.

Quarterly revenue from long distance services increased 11 percent to $10.2 million from that of the same period a year ago largely due to billing adjustments recorded in the year-ago period.

In the third quarter HSI revenue was flat versus the prior quarter, but decreased 14.2 percent from that of the previous year’s third quarter to $8.7 million, primarily due to higher levels of billing credits as well as certain promotional pricing programs. Third quarter total HSI subscribers were approximately 92,800, up 1.4 percent from the prior quarter.

Operating Expenses

Third quarter operating expenses from continuing operations, exclusive of depreciation and amortization and non-recurring costs, were down 7.8 percent to $80.2 million when compared with $87.0 million in the third quarter of 2006. The decrease was primarily related to a $4.0 million decrease in employee-related costs due to a 11 percent decline in headcount, as well as $2.0 million related to lower state taxes.

Loss from Continuing Operations/EBITDA Reconciliation

To supplement our consolidated financial statements prepared and presented in accordance with generally accepted accounting principles (GAAP), we use Adjusted EBITDA for debt compliance and management reporting purposes as a non-GAAP financial measure.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted EBITDA from continuing operations for the third quarter 2007 was $40.2 million. Adjusted EBITDA was determined as follows (dollars in thousands):

	Three Months Ended	Three Months Ended
	September 30, 2007	September 30, 2006
Loss from continuing operations	$(33,718)	$(51,715)
Provision (benefit) for income taxes	(2,000)	300
Interest expense and other income and expense, net	30,017	29,730
Depreciation and amortization	38,804	46,347
EBITDA from continuing operations	33,103	24,662
Uncollectibles reserve adjustment	0	9,700
Non-recurring costs	7,134	3,364
Adjusted EBITDA from continuing operations	$40,237	$37,726

Cash & Liquidity

At the end of the third quarter, Hawaiian Telcom had drawn $35.0 million under its committed $200 million revolving credit facility, up from $25.0 million at the end of the second quarter. Of the $200 million revolver commitment, $90.0 million is currently available to the Company. At the end of the third quarter, $54.8 million was available subject to covenants and a $0.2 million outstanding letter of credit.

At the end of third quarter, the Company had $11.1 million in cash and cash equivalents compared to $4.7 million at the end of the second quarter and $10.6 million a year ago. Liquidity at the end of the third quarter was approximately $65 million.

The Company used cash of approximately $1.4 million in the third quarter from operating and investing activities, including payments for non-recurring costs. Capital expenditures for the third quarter were $27.6 million and $69.9 million year to date.

Conference Call

The Company will host a conference call to discuss its third quarter results at 10:30 a.m. (Hawaii Time), or 3:30 p.m. (Eastern Time) on Wednesday, November 14th, 2007.

To access the call, participants should dial (877) 381-5057 (US/Canada), or (706) 679-4138 (International) five minutes prior to the start of the call. A telephonic replay of the conference call will be available one hour after the conclusion of the call until 12:30 p.m. (Hawaii Time), or 5:30 p.m. (Eastern Time) November 21st, 2007. Access the replay by dialing (800) 633-8625 and entering confirmation code 21353237. Alternatively, the replay can be accessed by dialing (402) 977-9141 and entering confirmation code 21353237.

Use of Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense (net of interest income), income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA plus items related to our purchase of Verizon Hawaii affecting comparability, such as Directories deferrals resulting from purchase accounting and non-recurring costs not expected to occur regularly in the ordinary course of business. The Company believes both of these non-GAAP measures, Adjusted EBITDA and EBITDA, are meaningful performance measures for investors because they are used by our Board and management to evaluate performance and make operating decisions as well as for covenant compliance purposes under the senior credit facility.

Forward-Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, projection or estimate that includes or references the words “believes”, “anticipates”, “intends”, “expects”, or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to, Hawaiian Telcom’s ability to maintain its market position in communications services, including wireless, wireline and Internet services; general economic trends affecting the purchase or supply of communication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Hawaiian Telcom’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s annual report on Form 10-K for the fiscal year ended December 31, 2006. The information contained in this release is as of September 30, 2007. It is anticipated that subsequent events and developments will cause estimates to change.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet, wireless services, and print directory and Internet directory services.

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Hawaiian Telcom Communications, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Operating revenues	$120,408	$124,701	$367,275	$378,492

Operating expenses:
Cost of services and sales (exclusive of depreciation and amortization)	48,274	54,297	140,279	170,086
Selling, general and administrative	39,031	45,742	124,301	131,101
Settlement with BearingPoint	—	—	(45,681)	—
Depreciation and amortization	38,804	46,347	118,561	127,594

Total operating expenses	126,109	146,386	337,460	428,781

Operating income (loss)	(5,701)	(21,685)	29,815	(50,289)

Other income (expense):
Interest expense	(30,098)	(29,842)	(89,373)	(86,190)
Loss on early extinguishment of debt	—	—	(7,780)	—
Other income and expense, net	81	112	365	324

Total other expense	(30,017)	(29,730)	(96,788)	(85,866)

Loss from continuing operations before provision (benefit) for income taxes	(35,718)	(51,415)	(66,973)	(136,155)

Provision (benefit) for income taxes	(2,000)	300	(5,500)	1,543

Loss from continuing operations	(33,718)	(51,715)	(61,473)	(137,698)

Income from discontinued operations, net of tax	4,187	7,781	68,890	22,943

Net income (loss)	$(29,531)	$(43,934)	$7,417	$(114,755)

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in thousands, except per share information)

	September 30,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$11,149	$4,752
Receivables, net	66,350	100,370
Material and supplies	7,789	9,915
Prepaid expenses	7,783	4,894
Assets held for sale	186,504	—
Deferred income taxes	50,000	—
Other current assets	6,639	7,690
Total current assets	336,214	127,621
Property, plant and equipment, net	792,692	818,172
Deferred financing and other assets	32,674	46,372
Intangible assets, net	503,325	583,220
Goodwill	—	136,779

Total assets	$1,664,905	$1,712,164

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$37,494	$91,690
Accrued expenses	39,804	23,941
Advance billings and customer deposits	15,512	15,540
Current maturities of long-term debt	8,600	26,500
Liabilities associated with assets held for sale	3,538	—
Other current liabilities	5,577	3,764
Total current liabilities	110,525	161,435
Long-term debt	1,384,250	1,380,500
Deferred income taxes	6,100	10,300
Employee benefit obligations	54,791	50,874
Other liabilities	7,710	7,016
Total liabilities	1,563,376	1,610,125

Commitments and contingencies

Stockholder’s equity
Common stock, par value of $0.01 per share, 1,000 shares authorized and issued	—	—
Additional paid-in capital	428,412	428,118
Accumulated other comprehensive income	3,415	11,636
Accumulated deficit	(330,298)	(337,715)
Total stockholder’s equity	101,529	102,039

Total liabilities and stockholder’s equity	$1,664,905	$1,712,164

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in thousands)

	Nine Months Ended September 30,
	2007	2006

Cash flows from operating activities:
Net income (loss)	$7,417	$(114,755)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	121,132	134,167
Deferred income taxes, net	(54,200)	4,200
Employee retirement benefits	3,917	6,860
Provision for uncollectibles	8,472	22,936
Write-down of software costs	18,593	—
Loss on early extinguishment of debt	7,780	—
Changes in operating assets and liabilities:
Receivables	15,609	(39,495)
Material and supplies	2,126	(3,267)
Other current assets	(2,090)	(138)
Accounts payable and accrued expenses	(38,738)	33,485
Other current liabilities	1,815	(5,806)
Other, net	5,012	2,591
Net cash provided by operating activities	96,845	40,778

Cash flows from investing activities:
Capital expenditures	(69,950)	(83,976)
Net cash used in investing activities	(69,950)	(83,976)

Cash flows from financing activities:
Proceeds from issuance of debt	947,000	404,000
Repayment of debt	(961,150)	(360,500)
Debt issuance costs	(6,348)	—
Net cash provided by (used in) financing activities	(20,498)	43,500

Net change in cash and cash equivalents	6,397	302
Cash and cash equivalents, beginning of period	4,752	10,321

Cash and cash equivalents, end of period	$11,149	$10,623

Supplemental disclosure of cash flow information:
Interest paid, net of amounts capitalized	$73,241	$76,795
Income taxes paid	1,350	—